Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REASSURES

FORT LAUDERDALE, FL, September 29, 2016 . . . National Beverage Corp. (NASDAQ: FIZZ) today issued the following statement in response to yesterday’s false and defamatory “research report”.

Chairman and CEO, Nick A. Caporella, stated that “I would again caution fellow shareholders about reacting to the many false statements made yesterday and I assure all parties that the financial prospects of the Company are just as fundamentally strong today as the day before this self-serving attack by short sellers.”

An egregious attempt was made to manipulate the Company’s common stock value by Glaucus Research Group through information that was adjudicated and found to be without merit both at the trial court and on appeal. All of this was done in violation of a protective order, confidentiality and non-disclosure agreements.

Our long-term investors who have been knowledgeable of the Company’s outstanding performance must be informed as to these recent circumstances and, to be as transparent as possible, we have created a website for this purpose. Information can soon be accessed at www.readthetruefacts.com.

Terrorizing campaigns through whatever means necessary is the motivation of ‘short interest’ manipulations. Those efforts are doomed to fail in the face of our outstanding performance.